Exhibit 99.1

IA Magazine > December 08 > PC Trends2

Preparations Continue for Proposed Harleysville, Nationwide Merger

Michael Browne and Kim Austen talk with IN&V about what the transaction will mean for agents.

Earlier this year, Harleysville and Nationwide announced plans to merge, with the combined company expected to rank among the top property-casualty independent agent carriers. What can agents expect to see from this potential new market player going in to 2012?

IA Editor in Chief Katie Butler sat down for a roundtable discussion with Michael Browne, Harleysville president and chief executive officer; Kim Austen, president and chief operating officer of Nationwide’s independent agent subsidiary, Allied Insurance; Bob Rusbuldt, Big “I” president & CEO; Dave Evans, IA publisher; several members from Harleysville’s management team; and numerous Harleysville agents, including former Big “I” Chairman Tom Ahart and former Big “I” Board Director Jack Blair, to discuss the current state of the property-casualty market and plans for the combined company, as well as to answer questions that are top of mind for agents about the transition.

Q (Katie Butler): What are the current trends you see in the market in terms of pricing, growth, etc.? How does this transition fit in with those changes?

A (Michael Browne): We continue to see firmer renewal pricing in personal lines, and more recently, in commercial lines without a significant impact on our retention rates. New business, on the other hand, continues to show signs of very strong competition, so we’re going to continue to be very disciplined in how we underwrite and price new accounts.

With regard to the pending merger, it was driven exclusively by the long-term, strategic interests of Nationwide, Allied and Harleysville.

Q (Bob Rusbuldt): This move is widely seen as a positive for agents. Do you see a period of organic growth happening in the future?

A (Michael Browne): Yes, I do. If you look at Harleysville over the last eight years, we’ve had a lot of success working with our independent agency partners. But we haven’t been able to grow organically, due primarily to a difficult economy and a very soft commercial lines pricing market. I think the combination of the two companies gives us a unique opportunity to grow. For example, we’re going to have a wider array of products and services to offer our independent agents and policyholders—not just on the property and casualty side, but on the financial services side, as well.

Allied is a very strong independent agency company that operates primarily in the Midwest and in the western United States. Harleysville is going to play a similar role primarily east of the Mississippi. Together, we’re going to create a formidable network of independent agency companies with a national reach. For Harleysville agents—and for Harleysville—that will have a positive impact on the ability to increase market share.

Just as important, by merging with Nationwide, we’re going back to our mutual roots, which is the way we started in 1917. In 1986, we formed a downstream public company, which we’ve had for 25 years. But, under the terms of the merger, the public company will become a private, wholly owned subsidiary of Nationwide. I think that gives us additional opportunities to grow because mutual companies are better able to take a longer-term view of their business, as opposed to worrying about what Wall Street’s reaction is going to be.

Q (Bob Rusbuldt): Will the current Harleysville management remain in place?

A (Michael Browne): We expect that the same people who have been working with our agents and making business decisions with them will continue to do so after the merger has been completed.

Q (Bob Rusbuldt): Do you see any changes on the horizon in compensation for Harleysville agencies?

A (Michael Browne): That’s not a subject Kim and I have spent a lot of time talking about…but I don’t anticipate any immediate changes.

Q (Dave Evans): Will the trend of getting Nationwide financial products in front of Allied-appointed agents continue?

A (Kim Austen): Nationwide Financial today provides about a third of the revenues for the Nationwide organization. Another third of our revenues comes from exclusive agencies and the direct business they do under the Nationwide brand, and the remaining third comes from independent agency revenues. One of the reasons we took Nationwide Financial private a couple of years ago was the thought that we would take all of the pieces of our organization and collaborate better between them to ensure every Nationwide agent—regardless of the distribution system they operate within—has the products they need for their clients. We certainly [look forward to] the opportunity to make Nationwide Financial’s products—such as life insurance, annuities and things like that—more available to more and more p-c agents, whether they’re exclusives or independents.

Q (Bob Rusbuldt): Now that you’ve acquired a super-regional like Harleysville, do you have plans to absorb the Harleysville brand into Allied?

A (Kim Austen): I think the Harleysville name will remain. I mean, it’s been 12 years now that Allied’s been part of Nationwide, and keeping the brand makes sense in the parts of the world where Allied is strong. Certainly Harleysville has the strength up and down the East Coast. It would be foolish for us to try to absorb it into a brand that isn’t as familiar to independent agents. I don’t think our company brand means as much to customers as an agent brand does. We plan to continue focusing on being a strong partner for independent agents when it comes to products, underwriting and customer service. We think our track record with independent agents and brokers over the years speaks for itself. Bringing the Harleysville brand and expertise into the mix only makes our value proposition even stronger.

Katie Butler (katie.butler@iiaba.net) is IA editor in chief.

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